FOR IMMEDIATE RELEASE
CKX, INC.
Media Contact: Sean Cassidy
212-981-5233
Ed Tagliaferri
212-981-5182
CKX Announces Strong Preliminary Results for 2007
Results Would Satisfy Important Condition of Debt for 19X Buyout
New York — January 24, 2008 — CKX, Inc. (NASDAQ: CKXE), announced today preliminary estimated financial results for the year ended December 31, 2007, reporting revenues of approximately $265 million, and OIBDAN (operating income before depreciation, amortization and non-cash compensation), excluding costs related to the distribution of common stock of FX Real Estate and Entertainment, Inc. and the proposed merger with 19X, Inc., of approximately $70 million. Based on these preliminary estimates, the Company expects to significantly surpass the minimum EBITDA requirement of $66.5 million necessary for the debt required to finance the previously announced buyout of CKX at a price of $13.75 a share, subject to adjustment. The Company expects to announce its audited financial results for the year ended December 31, 2007, by the end of February 2008.
Robert F.X. Sillerman, Chairman and CEO of CKX as well as Chairman of 19X, commented, “While there are still several significant conditions to closing the buyout, meeting this previously announced material requirement of the debt financing is a major achievement, and is a testament to both the strength of our business and the focused energy of all our employees. I am optimistic about 2008 and remain fully committed to and confident of the timely closing of the transaction. With the filing of the proxy statement earlier today, we can continue to proceed towards completion of the merger.”
For more detailed information regarding the 19X debt financing letters, please see our Current Report on Form 8-K, which was filed on November 20, 2007. For more detailed information regarding the merger transaction, including the conditions to closing, please see our Current Report on Form 8-K, which was filed on June 1, 2007. All of these may be obtained at the Company’s website at www.ckx.com as well as at the SEC’s web site at www.sec.gov
The Company considers OIBDAN to be an important indicator of the operational strengths and performance of its businesses and the critical measure the chief operating decision maker (CEO) uses to manage and evaluate its businesses, including the ability to provide cash flows to service debt. However, a limitation of the use of OIBDAN as a performance measure is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenue in our businesses or stock-based compensation expense. Accordingly, OIBDAN should be considered in addition to, not as a substitute for, operating income (loss), net income (loss) and other measures of financial performance reported in accordance with US GAAP as OIBDAN is not a GAAP equivalent measurement.
About CKX, Inc.

CKX, Inc. is engaged in the ownership, development and commercial utilization of entertainment content. To date, the Company has focused on acquiring globally recognized entertainment content and related assets, including the rights to the name, image and likeness of Elvis Presley, the operations of Graceland, the rights to the name, image and likeness of Muhammad Ali and proprietary rights to the IDOLS television brand, including the American Idol series in the United States and local adaptations of the IDOLS television show format which, collectively, air in over 100 countries around the world. On June 1, 2007, CKX entered into a merger agreement with 19X, Inc., a private company owned and controlled by Robert F.X. Sillerman, Chairman and Chief Executive Officer of CKX, and Simon R. Fuller, a director of CKX and the Chief Executive Officer of 19 Entertainment Limited, a wholly-owned subsidiary of CKX, that will result in the sale of CKX to 19X at a maximum price of $13.75 per share in cash. For more information about CKX, Inc., visit its corporate website at www.ckx.com.
This press release contains “forward-looking statements.” Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “objective,” “goal” and words and terms of similar substance used in connection with any discussion of future operating or financial performance, or the acquisition of CKX by 19X, identify forward-looking statements. Our forward-looking statements are based on management’s current view about future events and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.
These factors include, but are not limited to (a) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;(b) the outcome of any legal proceedings that have been or may be instituted against CKX and others following announcement of the proposal or the merger agreement; (c) the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to the completion of the merger, including the expiration of the waiting period under the Hart-Scott-Rodino Act and the receipt of other required regulatory approvals; (d) the failure to obtain the necessary debt financing arrangements set forth in commitment letters received in connection with the merger; (e) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; (f) the ability to recognize the benefits of the merger; (g) the amount of the costs, fees, expenses and charges related to the merger and the actual terms of certain financings that will be obtained for the merger; and (h) other risks that are set forth in CKX’s SEC filings which may be viewed on the SEC’s website at http://www.sec.gov.
We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this press release. For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the quarterly reports on Form 10-Q and annual reports on Form 10-K that we have filed with the SEC. All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.
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